Exhibit 14.1

Indalex Aluminum Solutions

Code of Conduct

The following document explains the Code of Conduct for all companies in the
 Indalex Aluminum Solutions Group.

Part One

Indalex Aluminum Solutions Group

•         The company’s reputation and success is built on our behavior

Part Two

•         The Indalex Aluminum Solutions’ Code of Conduct

June, 2002
Updated February 2003
Updated June 2003
Updated February 2004
Updated November 2004

Updated October 2005

Updated May 2006

Part One

Indalex Aluminum Solutions Group

__

The company’s reputation and success is built on our behavior

__

Vision

To become the best provider of extruded aluminum solutions in the world.

•                  The Safest (Our colleagues are the judge; TRR is our key measurement)

•                  The Highest Quality (Our customers are the judge; COTD and Returns are the key measurements)

•                  The Lowest Cost (Our shareowners are the judge; Profit Margin is the measurement)

•                  The Fastest Growing

Values

                One word Integrity

A business is much more than bricks, mortar and dollars and cents.  Every business is built by and, ultimately, earns its reputation from the efforts, attitudes and behaviors of its people.  Indalex Aluminum Solutions is — and will always aspire to be — a company that recognizes the importance of each colleague’s contribution to its success and to the communities in which we do business.  The Lead Team has endorsed the attached Indalex Aluminum Solutions’ “Code of Conduct” for salaried colleagues to ensure that our entire leadership group across North America understands and commits to the consistent application of the values we espouse as a business.

As leaders in the company, a commitment to our values by all salaried colleagues will establish a clear example for others to follow and will be the foundation upon which we build a workplace culture that is conducive to high performance.  Our responsible and ethical behavior as individual leaders will be the cornerstone of our company-wide respect for others and the cultural diversity that exists in our workplaces.  It will be the foundation upon which we build and insist on unfailing integrity and a commitment to honesty, fair dealing and equal opportunity.  It will be our reputation.  One that all colleagues can be proud of and that allows us to establish and maintain long-term, mutually beneficial relationships with our shareholders, customers, colleagues, supply partners and communities.

As Lead Team members we have committed ourselves to our company-wide Code of Conduct and expect all salaried colleagues to do the same.  We expect all of our units and colleagues to comply with all applicable laws and regulations. But our own commitments and expectations go beyond legalities.

Just as it is critical to our success that we provide high quality products and services, it is equally critical that we conduct ourselves with integrity and respect for one another and for those with whom we do business.  It is vital that we conduct our business as responsible corporate citizens in all communities in which we operate.  All people and businesses we interact with must have complete confidence in our word and our conduct.  Our reputation for integrity must be second to none.

Enforcement

In most circumstances, your own sense of right and wrong should be all the guidance you need and your own ethical and responsible behavior will be the example for others to follow.  The company will, however, provide enforcement to ensure that our Code of Conduct is adhered to by all.

The company will vigorously enforce our Code of Conduct.  Violation will result in corrective action including possible termination of employment.  It applies to all Indalex Aluminum Solutions’ units in North America, except where compliance would cause a unit or division to violate any law in any jurisdiction in which it is located.  The Code does not affect the application of any mandatory legal provision in any jurisdiction nor does it form a part of any contract of employment. This Code of Conduct does not alter our at-will employment relationship. As you know employment and compensation with Indalex Aluminum Solutions is “at will” which means that your employment can be terminated with or without cause, and with or without notice, at any time, at the option of either Indalex Aluminum Solutions or yourself, except as otherwise provided by law.

Indalex supervisory colleagues are required to take prompt and appropriate action upon receiving a complaint or question about our Code of Conduct.  In most situations, local management or Human Resources professionals should be able to resolve colleague concerns or complaints.  In some cases, however, local management will be required to contact the company’s corporate Human Resources Department.

If for any reason a colleague does not feel comfortable addressing a question, complaint or concern to local management, he or she should contact other company management or Corporate Human Resources at 847-810-3098 or Bill Corley, our Chief Compliance Officer, at 708.738.3924.  Any such calls will be handled confidentially and even anonymously if preferred.  The information provided will be referred to the appropriate Indalex authority and resolved as expeditiously as possible.  Indalex Aluminum Solutions prohibits retaliation for reporting in good faith any actual or suspected violation of any law, regulation or this Code of Conduct.

Drug and Alcohol Policy

Indalex prohibits the use, consumption, sale, distribution and possession of illegal narcotics, drugs and controlled substances on company premises and work sites, in company-supplied vehicles or anywhere else when a colleague is engaged in company business.

Indalex also prohibits the consumption, sale and possession of alcohol on company premises.  Indalex requires all colleagues to perform their duties with the utmost care and professionalism and with due regard for their own safety and that of others.  Indalex does not permit any activity including alcohol consumption or abuse of prescription drugs that may impair a colleague’s ability to function or jeopardize the colleague’s performance, workplace safety or product or service quality.

Individuals with substance abuse problems are urged to seek assistance from local counseling services or seek other professional assistance.  Further information on assistance for drug- and alcohol-related problems may be obtained from your local Human Resources representative, Corporate Human Resources Department or the company-sponsored Employee Assistance Program.

Use of Company Property

(Including computers, e-mail, other equipment and data)

Company telephones, mobile telephones, computers, software, e-mail, voice mail, conferencing equipment, office supplies, vehicles, fax machines, document duplicating machines and other company property are to be used efficiently and consistent with the provisions of this Code of Conduct policy.

Indalex reserves the right to inspect or search company property as well as any other property located on company premises at any time and without notice, subject to local law.  E-mail and other electronic data created, sent or stored on company property (including data accessed, copied, downloaded or printed from the Internet) is company property.

Indalex prohibits its colleagues from using computers or other property owned by the company or located on company property to obtain, download, create, copy, send, transmit, broadcast or distribute within or outside the company any material (including graphics, photographs and audio or visual recordings) containing discriminatory or harassing language or derogatory references to:

•                  age, color, disability, ethnicity,

•                  marital or family status, national origin, race, religion,

•                  sex, sexual orientation, veteran status, or any other characteristic protected by law

•                  or any pornographic or offensive material.

This policy applies even if the intended or actual recipient of the material consents to receiving such material or requests or otherwise invites it.  Violation of this standard may subject the offending colleagues to employment action including discharge.

Indalex also prohibits colleagues from using computers (and other property owned by the company or located on company premises) in a manner that interferes with the colleague’s job performance or that of another colleague.  The company also prohibits colleagues from using computers (and other property owned by the company or located on company premises) to unlawfully obtain, copy, or distribute software, electronic files or other materials protected by copyright.

The company reserves the right to inspect computers (and other machinery, files and materials owned by the company or located on company premises) and their contents at any time, with or without notice to the colleague who uses or owns the property, and with or without the colleague being present, subject to local law.  All communication (including paper or electronic communication, voice mail and any data or information sent, received, or obtained using company computers or other property owned by the company or located on company premises are not private communication.  Indalex reserves the right to monitor all such communication and transmissions including Internet usage at any time and without notice, subject to local law.

Safety is our priority

Indalex Aluminum Solutions requires its units and colleagues to comply with all applicable laws and regulations relating to health, safety and the welfare of all colleagues and other people on company premises.  Where safety concerns are identified, but do not fall under any specific rule or guideline, such concerns should be addressed using sound safety techniques.  If any individual becomes aware of any actual or potential safety problem, or if they have a safety concern, they should immediately notify their supervisor or unit manager.  Colleagues can also contact our Corporate Environmental, Health and Safety Director at 317.908.0159.

Safety is the priority at Indalex Aluminum Solutions.  It is unacceptable to place profit or production ahead of any colleague’s well being.

This Code of Conduct is a guideline for each one of us.  It makes clear not only many of the rules and regulations of our company, but also outlines and encourages attitudes and behaviors that will make Indalex the Best Provider of Extruded Aluminum Solutions in the World.  It will result in a reputation for our company that all shareowners, colleagues, customers, supply partners and local communities will be proud to be associated with.  The path to our vision begins with our own behavior.

As we have please join us in acknowledging our commitment to the Code of Conduct by signing the attached form and related audit and returning both to your local Human Resources manager.

Sincerely,

Tim Stubbs, Chief Executive Officer	signature on file

Mike Alger, Executive Vice-President and
Chief Financial Officer	signature on file

Jerry Nies, Senior. Vice-President,
Customer Fulfillment
And Continuous Improvement	signature on file

Keith Burlingame,
Senior Vice-President,	signature on file
Sales

Joe Valvo,
Senior Vice-President,
National Accounts	signature on file

Part Two

INDALEX ALUMINUM SOLUTIONS

CODE OF CONDUCT

This is a Code of Conduct for directors, officers, employees, and, to the extent practicable, consultants and contractors under the direction of Indalex Inc., and Indalex Limited hereafter referred to as Indalex Aluminum Solutions.   All of the foregoing persons are required to comply with this code, although for simplicity the Code will refer only to “employees.”  This Code of Conduct supersedes existing compliance policies that address the same subject matters.  Each employee is responsible for compliance with this Code and for seeking interpretation when in doubt.

Compliance with all applicable laws and compliance with the provisions of this Code are mandatory, and the failure to comply with them will result in disciplinary action.  Further, all employees must take affirmative steps to report potential or apparent violations of the law or of this Code.  Reports should be made to your immediate supervisor or to your business unit’s Chief Compliance Officer.  For companies outside the main business units with fewer than 10 employees, the Board of Directors shall perform the function of Chief Compliance Officer if none has been appointed.  Alternatively, reports may be made, anonymously, through the Honor Line at 877.684.9585.

I.              The Indalex Aluminum Solutions Policy

The Indalex Aluminum Solutions companies and their employees shall comply fully with all laws, rules and regulations applicable to the conduct of their business.  All employees are expected to develop an understanding of the laws that govern their business conduct and to comply fully with them.  All employees are further expected to conduct the affairs of our Companies in accordance with the highest standards of business ethics.  The use of the Indalex Aluminum Solutions’ personnel or assets for any unlawful purpose is strictly prohibited.

II.              Integrity of Records and Software

The  Indalex Aluminum Solutions’ business records must, by law, be accurate and reliable.  All business records, including expense reports, financial statements, service records, laboratory reports, reports to auditors and reports to government agencies, must be prepared with diligence and honesty.  No false or misleading entry shall be made in the records of any Company for any reason.  No undisclosed or unreported fund or asset shall be established for any purpose.  Compliance with all applicable  Indalex Aluminum Solutions’ accounting standards and internal controls is required at all times.

The use of computers and computer software is integral to our business.  No software may be installed onto a Company computer unless prior written approval is obtained from the Companies’ Information Services Department.  The use of Company computers or software to download, copy or use a software program, media file or other intellectual property in violation of an applicable copyright is strictly prohibited.

III.           Conflicts of Interest

All employees must discharge their responsibilities solely on the basis of Indalex  Aluminum Solutions’ best interests, independent of personal considerations or relationships.  No employee should have a financial interest in any competitor, supplier or customer of any Company, unless such interest arises solely from investment in securities issued by a publicly traded company or such interest is approved by the Companies’ Chief Compliance Officer after full disclosure.  No employee should make or accept any payment, loan or gift which might influence or appear to influence his or her judgment in performing a job duty.  Employees may accept the benefits of any nationally recognized frequent flier, hotel plan and similar travel programs, but travel decisions and travel reservations must be based solely on business considerations.  Any interest or circumstance that might appear to compromise an employee’s duty of loyalty to  Indalex Aluminum Solutions should be promptly disclosed to the employee’s supervisor or to the Companies’ Chief Compliance Officer.

IV.           Payments and Gifts

The  Indalex Aluminum Solutions’ policy is to deal with customers, suppliers and governmental agencies in a straight-forward and aboveboard manner, free from influence or felt obligation from gifts, meals, entertainment or other favors of value.  All employees are prohibited from making or accepting payments or gifts in connection with the businesses of  Indalex Aluminum Solutions, except for payments or gifts generally recognized as proper (examples include payment for meals or entertainment in connection with a business meeting, payment for flowers or small charitable donations connected with illnesses or deaths, and other payments similarly recognized as proper.)  In addition, making or accepting any proper gift or favor with a value in excess of $300.00 should be cleared with the Companies’ Chief Compliance Officer in advance.

V.            Antitrust Compliance

The  Indalex Aluminum Solutions companies have a policy of strict adherence to the antitrust laws.  The antitrust laws are designed to promote competition by prohibiting all agreements and understandings between competitors that fix prices, allocate customers or have a similar anti-competitive effect.   Indalex Aluminum Solutions and their employees are expected to comply with the rules that follow and to seek further explanation when in doubt:

1.             Discussions with Competitors

All employees are strictly prohibited from discussing or communicating with any competitor concerning the following subjects:

•                  Prices or Bids

•                  Discounts or Rebates

•                  Terms of Sale

•                  Distributors or Territories

•                  Customers or Marketing Plans

•                  Production or Inventory Levels

•                  Profit Levels

•                  Any Other Competitive Information

Employees are also prohibited from receiving such information from a competitor under any circumstances.  You may obtain information about competitors from other sources, however, such as distributors, customers or the media.

2.             Agreements with Competitors

No employee shall ever enter into any agreement or understanding with a competitor concerning prices, bids, terms of sale or the other subjects listed above.  This prohibition includes not only formal contracts but also oral agreements, so-called “gentlemen’s agreements,” silent approvals and the like.  In a competitive market, prices and terms of sale may be similar among competitors since all are generally subject to the same economic pressures.  Any discussion by you with a competitor concerning a prohibited subject may therefore give rise to a claim of collusion.  It is therefore of the utmost importance to avoid any contacts with competitors that might support any suspicion of collusion.

3.             Pricing Decisions

 Indalex Aluminum Solutions’ pricing decisions must be independently made in light of relevant market conditions and competitive information obtained from sources other than competitors.  Such decisions must never be based upon an agreement with a competitor or upon information received from a competitor.

4.             Trade Associations

Employees who participate in industry trade associations must not engage in any discussions or activities that might suggest collusion with a competitor.  Consequently, employees must immediately terminate any discussion, including so-called “off-the record” discussions, with a competitor about prices, bids, terms of sale, or the other prohibited subjects listed above.  It is not acceptable simply to remain silent during such a discussion; employees must affirmatively terminate the discussion and leave the room or the meeting if necessary.   No statistical or other business information may be submitted to a trade association or for a benchmarking exercise among competitors without prior written approval from the General Counsel.

5.             Pricing Decisions of Customers

 Indalex Aluminum Solutions’ customers must also make their pricing decisions independently based on relevant market conditions and information obtained from non-competitive sources.  Accordingly, employees must never direct customers to charge a specific resale price or require that a customer’s prices be higher or lower.  The  Indalex Aluminum Solutions Companies are permitted in certain circumstances to suggest resale prices, but this practice must be approved in advance by General Counsel.  Employees are strictly forbidden from telling any customer what another customer’s retail prices for our products will be in the future.

6.             Refusals to Deal

The  Indalex Aluminum Solutions Companies are generally free to decide who they will and will not do business with as long as they do so independently.  The Indalex Aluminum Solutions’ General Counsel should be consulted before any Company refuses to sell to any customer or prospective customer for other than valid credit reasons.  General Counsel must be consulted before entering into any agreement with another firm to refrain from doing business with a third party.

7.             Price Discrimination

Where our customers compete with each other, the Indalex Aluminum Solutions’ products and services are to be made available to them on a fair and equitable basis without discrimination in price, unless a lower price is justified by a demonstrable cost savings or is necessary to meet an equally low price of a competitor.  (The rules for justifying volume discounts differ in Canada;

 when in doubt, consult with counsel.)  Preferential pricing based upon reciprocal favorable treatment, commissions or other payments by a customer are prohibited.  No new class of customers should be created without prior approval from the Indalex Aluminum Solutions’ General Counsel.

8.             Unfair Competition

Generally, marketing communications should address the merits of Indalex Aluminum Solutions and their products.  No employee may communicate inaccurate information about a competitor or competitive products.  Never make a derogatory statement about a competitor or its products unless the statement is supported by facts that you can prove.  Employees are strictly prohibited from attempting to obtain by improper means a competitor’s trade secrets or other proprietary or confidential information.

9.             Advertising

All advertising commissioned by the  Indalex Aluminum Solutions must be carefully reviewed in advance to assure that it is true and not misleading.  All product claims must be substantiated before an ad may be used.  Relevant facts may not be omitted if their omission makes the advertising deceptive.  All advertising comparing an  Indalex Aluminum Solutions’ product or service to that of a competitor must be cleared in advance by the  Indalex Aluminum Solutions’ General Counsel.

10.           Penalties

The penalties for violating the antitrust laws are severe.  If an employee commits an antitrust violation,  Indalex Aluminum Solutions may be exposed to substantial criminal fines even though the employee’s conduct was against Company policy.   Indalex Aluminum Solutions would also be subject to treble damage civil suits by injured persons.  Individuals who commit an antitrust violation may be convicted of a felony and sentenced to prison, and may also be assessed substantial fines that cannot be reimbursed.  These penalties apply even though the individual did not personally benefit from the conduct.  In addition, employees found to have engaged in antitrust violations will be disciplined, including termination from employment and loss of benefits.

VI.           Securities; Inside Information

All employees have legal duties regarding information they have obtained through their employment that relates to the value of shares in  Indalex Aluminum Solutions’ stock.  An employee who has acquired non-public information about  Indalex Aluminum Solutions’ affairs that might influence an investor in any Indalex Aluminum Solutions

Company (or an investor in the stock of another firm with which the  Indalex Aluminum Solutions are dealing) to sell, hold or buy shares is prohibited from using that information for personal gain or disclosing that information to any non-employees for them to use.  All employees should exercise diligence to maintain the confidentiality of significant non-public information that concerns the  Indalex Aluminum Solutions and the firms with which they deal.  Any situation that suggests the possibility of trading securities on the basis of confidential or inside information should be promptly reported to the Companies’ Chief Compliance Officer.

VII.         Environmental Compliance

Indalex Aluminum Solutions are fully committed to complying with all environmental laws and regulations.  All employees are expected to provide truthful and accurate information to government permitting authorities in connection with any application for an environmental permit or any report that may be called for under such a permit.  The use of hazardous materials is sometimes unavoidable in our business.  These materials must be stored properly to ensure that contact with the environment is minimized and limited to established accepted circumstances.  All wastes that are generated must be stored as required by law and must be recycled or disposed of at a state or federally approved facility that has also been approved by the applicable Company.  Employees must notify their supervisors or the Companies’ Chief Compliance Officer of all circumstances in which hazardous materials are improperly handled or disposed of, or in which a potential violation of law may exist.

VIII.        Political Contributions

United States election laws prohibit a corporation from making contributions to any political candidate, campaign committee, or other organization in connection with any federal election.  Employees are therefore strictly prohibited from making any expenditure on behalf of Indalex Aluminum Solutions in connection with a federal election.  Canadian law also contains restrictions on a corporation when making contributions to a political candidate, party or other organization in connection with the federal election.  Consequently, no such contributions may be made on behalf of Indalex Aluminum Solutions without prior approval of the Companies’ General Counsel and the Chief Executive Officer of the Company.  The Companies’ employees are free, of course, to participate or make contributions in political campaigns as individuals, but no contribution or expense may be reimbursed by any Company.  State/Provincial and local laws vary.  No employee, however, shall make a contribution to a state/provincial or local election on behalf of any Company without prior written approval from the  Indalex Aluminum Solutions’ General Counsel and the Chief Executive Officer of the Company.

IX.           Foreign Payments

The United States Corrupt Practices Act imposes strict limitations on payments by U.S. persons to officials of foreign countries, including Canada.  In Canada, the Corruption of Foreign Public Officials Act imposes similar limitations on the making or offering of payments or other benefits by Canadians to officials of foreign countries, including the U.S.  These laws expressly prohibit Indalex Aluminum Solutions and their employees from paying or offering to pay anything of value for the purpose of influencing an official’s decisions or actions in connection with the Companies’ business.  These laws do allow for payments to foreign officials in order to secure “routine governmental action” such as the issuance of permits or licenses, the processing of government documents, the scheduling of inspections and similar matters.  All non-routine payments to foreign officials must be approved by the Companies’ Chief Compliance Officer prior to any offer of payment being made.

X.            Employee Relations

All employees are expected to understand and comply fully with Civil Rights and Human Rights laws.  In the U.S.,  Indalex Aluminum Solutions are “Equal Opportunity Employers” within the meaning of federal, state and local civil rights laws.

1.             Discrimination

Civil rights and human rights laws prohibit employers from discrimination in employment on the basis of race, color, national origin, religion, sex, age, qualified disabled status, handicap and other protected characteristics.

•                         The  Indalex Aluminum Solutions’ Equal Employment Opportunity policy applies to all aspects of employment, including hiring, advancement, training, compensation and benefits, discipline, termination, or any condition of employment.

•                         Our Equal Employment Opportunity policy means that people are not to be treated differently based on stereotypes or prejudice.  For example, an employee with HIV (AIDS virus) or any other disability is protected by the policy and shall not be discriminated against based on prejudice or unwarranted fears.

2.                                   Harassment

Civil rights and human rights laws also prohibit racial harassment, sexual harassment, and harassment of any individual because of any other protected characteristic.  Unlawful harassment includes slurs, hostile acts, stereotyping, disparaging jokes or comments, and any other conduct that denigrates or shows hostility, aversion or low regard for a person because of any protected characteristic.

Sexual harassment includes unwelcome sexual advances, suggestive language or pictures, and other statements or conduct of a sexual nature, which create a hostile or intimidating work environment.  Examples of sexual harassment include the following:

•                       unwelcome touching, even if not obviously sexual (e.g., patting a shoulder or holding an arm)

•                       sexual statements or propositions

•                       unwelcome statements even if not obviously sexual (e.g., comments that an employee is “attractive” or has “great legs”)

•                       unwelcome insistence on social contact (e.g., repeated requests for a “date,” insisting on sitting across from an employee at lunch)

•                       unwelcome prying into an employee’s personal life (e.g., asking employee if she “has a boyfriend” or about other romantic relationships or activities)

•                       any other actions or statements that may create a hostile or intimidating environment (e.g., “pin-up” pictures, smutty comments or jokes, sexually related “gag cards”, offensive notes, spreading offensive rumors)

•                       showing favoritism based upon a romantic relationship or upon an employee’s willingness to tolerate sexual harassment

•                       retaliating in any way against an employee who refuses to accept sexual harassment or who complains about an occurrence of sexual harassment

3.             Equal Opportunity

Indalex Aluminum Solutions strictly prohibits unlawful harassment, or other conduct contrary to our policy of Equal Employment Opportunity.  Any employee who feels that he or she is being subjected to conduct, statements or an environment that violates any of the above policies should immediately report the matter to a supervisor or to the Companies’ Chief Compliance Officer.

XI.           Confidential Information

Employees must at all times maintain the confidentiality of non-public information of Indalex Aluminum Solutions and their customers, suppliers, distributors and others with whom we do business.  Confidential information is information of a non-public, proprietary or secret nature related to our business or relating to another firm but disclosed to us in connection with our business.  It includes, among other things, all trade secrets, formulas, financial data, know-how, manufacturing techniques, research and development information, business forecasts, personnel information, marketing plans and information concerning employees, customers and vendors.  Employees must keep all such information confidential even after they have left the employment of  Indalex Aluminum Solutions.

XII.         Work Safety

Applicable laws require an employer to provide a safe workplace.  All employees share in this responsibility.  In addition, an employer must comply with all occupational safety and health standards.  These standards include, but are not limited to, requiring employees to wear appropriate protection, providing proper training and supervision, and informing employees of any toxic or hazardous substances in the workplace.

Indalex Aluminum Solutions have a Safety Plan that covers issues such as lockout/tagout, forklift permitting, work in confined spaces, and other specific matters.   Indalex Aluminum Solutions also have a Hazard Communication/Right to Know program, providing for material safety data sheets and other information relating to hazardous chemicals.  From time to time, we also post safety standards.  Employees are expected to read and comply with these plans and standards.  All employees are expected to immediately report any dangerous condition or any suspected violations of safety standards to their supervisor, or the Companies’ Chief Compliance Officer.

XIII.        Product Safety

Indalex Aluminum Solutions have an obligation to ensure that there is no unreasonable risk of harm to any person using our products.  Employees must exercise care in formulating, producing, storing and transporting our products to assure that quality standards are met. Testing and inspections must conform to policy and be properly documented.  Product advertising, packaging, and labeling must be informative, accurate and in conformity with applicable regulations.  Employees must promptly report to their supervisor or to the Companies’ Chief Compliance Officer any defect, danger or misrepresentation associated with any Company product.

XIV.        Requests for Information

All employees who receive a non-routine inquiry from any governmental agency, media representative, or other third party requesting an interview or seeking information about Indalex Aluminum Solutions or their products, should refer the inquiry to an authorized company spokesperson and are required to immediately notify their supervisor.  This policy applies whether or not the request relates to a confidential or proprietary matter.  Adherence to this policy will assure that questions are answered by authorized personnel who have unrestricted access to all of Indalex Aluminum Solutions’ pertinent information.

XV.         Administration and Enforcement

Failure to comply with this Code of Conduct may result in disciplinary action, including termination of employment.  Routine questions concerning the Code should be directed to your immediate supervisor or, at your discretion, to your business unit’s Chief Compliance Officer.

XVI.        Rights or Benefits Conferred

This Code does not confer any rights or benefits, nor does it change your employment status.  For example, if you were an at-will employee before signing the acknowledgment below, you will still be an at-will employee after signing it.  This Code does not constitute an employment contract or an assurance of continued employment.  Further, nothing in this Code shall be construed as changing or modifying the terms of any employment or other contract with Indalex Aluminum Solutions.  Indalex Aluminum Solutions retains the right, at their sole discretion, to change any policy, procedure or term of this Code at any time and in any manner.

XVII.      Reporting Violations

All employees are required to promptly report suspected violations of the law, or of this Code, to their immediate supervisor or, at your discretion, to your business unit’s Chief Compliance Officer.  All reports will be received with the understanding that no discipline or other retaliatory action shall be taken against any employee informing the Company of any suspected violation by another employee.  Employees may also, at their discretion, report suspected violations anonymously using the Indalex Aluminum Solutions’

compliance hotline, called Honor Line, at 877.684.9585.  The submission of a false report is strictly prohibited.  Additional information on the Honor Line accompanies this Code and may be obtained from the Chief Compliance Officer.  All reports will be handled confidentially.

Indalex Aluminum Solutions’
EMPLOYEE CODE OF CONDUCT

EMPLOYEE ACKNOWLEDGEMENT

I have received, read, understand and agree to comply fully with The Indalex Aluminum Solutions’ Employee Code of Conduct.

Name (Print):

Position:

Company:

Signature:

Date:

This acknowledgement is to be completed and sent to the Chief Compliance Officer at the address below:

Bill Corley

Indalex Aluminum Solutions Group

75 Tri-State International Suite 450

Lincolnshire, Illinois 60069

INDALEX ALUMINUM SOLUTIONS’

EMPLOYEE CODE OF CONDUCT

ANNUAL COMPLIANCE AUDIT

Please answer the following questions.  If the answer to any of Questions 2 through 12 is “Yes,” you must attach a brief statement explaining the facts that support your answer.

		Yes	No
1.	Have you read the Indalex Aluminum Solutions’ Employee Code
of Conduct and do you understand it?

2.	Are you aware of any situation in which an
employee has a conflict of interest, or in which
an employee received a gift or other compensation
in excess of $100.00 from any individual or company doing
business or seeking to do business with the Company?

3.	Are you aware of any fraud, embezzlement, or
unrecorded fund or asset?

4.	Are you aware of any Company record, report or
advertising that is inaccurate?

5.	Are you aware of any violation of any federal,
state, or local environmental, work safety or
product safety law?

6.	Are you aware of any situation in which an employee
communicated competitive information to, or received
such information from, a competitor?

7.	Are you aware of any circumstance in which an
employee recommended a resale price to a
distributor, or agreed to act as a conduit of pricing
information between customers?

		Yes	No
8.	Are you aware of any practice that violates the
Company’s antitrust and unfair competition
policies?

9.	Are you aware of any potential violation of the
employment policies set forth in the Employee Code
of Conduct, including the policies against racial
discrimination and sexual harassment?

10.	Are you aware of any unauthorized disclosure of
information to a third party?

11.	Are you aware of any inquiry by any media
representative, government agency or other third
party seeking an interview or information from
the Company?

12.	Are you aware of any potential violation of our
Code of Conduct or any other transaction, practice
or event that should be brought to the Company’s
attention?

The foregoing answers and any attached explanations are true to the best of my knowledge and belief.

Employee’s Name (Print)

Signature

Date:	, 20

Complete this Audit When Directed and Send to the Company’s Chief Compliance Officer.

Bill Corley

Indalex Aluminum Solutions Group

75 Tri-State International Suite 450

Lincolnshire , Illinois 60069